TRITON INTERNATIONAL LIMITED
2016 EQUITY INCENTIVE PLAN
ARTICLE 1

ESTABLISHMENT, OBJECTIVES AND DURATION
1.1    Establishment of the Plan. Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (hereinafter referred to as the "Company"), established the Triton International Limited 2016 Equity Incentive Plan (hereinafter referred to as the "Plan") effective July 8, 2016 (the "Effective Date"). The Plan shall remain in effect as provided in Section 1.3 hereof. The Plan permits the grant of Nonqualified Share Options, Incentive Share Options, Share Appreciation Rights, Restricted Shares, Dividend Equivalent Rights and Cash Awards.
1.2    Objectives of the Plan. The objectives of the Plan are to (i) attract and retain the best persons available for positions with the Company; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range Company goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other shareholders through compensation that is based on the Company's common shares and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.
1.3    Duration of Plan. The Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 17 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. Notwithstanding any provision of the Plan to the contrary, an Award of Incentive Share Options shall only be granted under the Plan within ten years from the Effective Date.

ARTICLE 2

DEFINITIONS
Wherever used in the Plan, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word shall be capitalized.
2.1    "Affiliate" means any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, is controlled by the Company (which possesses at least 50% of the total combined voting power of all classes of shares or at least 50% of the total value of all classes of shares).
2.2    "Award" means, individually or collectively, a grant under this Plan of Nonqualified Share Options, Incentive Share Options, Share Appreciation Rights, Restricted Shares, Dividend Equivalent Rights or Cash Awards.
2.3    "10% Owner" means an Employee who, at the time of the grant of an Option, owns shares possessing more than 10% of the total combined voting power or value of all classes of shares of the Company or a parent or subsidiary corporation (as defined in Code Sections 424(e) and 424(f), respectively).
2.4    "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under the Plan.
2.5    "Board" means the Board of Directors of the Company.
2.6    "Cash Award" means a cash-based award granted to a Participant pursuant to Article 10 herein.

2.7    "Cause" shall be defined in the Award Agreement, or, if not defined in the Award Agreement, Cause for termination of a Participant's employment for purposes of this Plan shall exist if the Participant is terminated by the Company for any of the following reasons: (i) Participant's willful failure to substantially perform his or her duties and responsibilities to the Company or violation of a Company policy; (ii) Participant's commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation or nondisclosure as a result of his or her relationship with the Company; or (iv) Participant's willful breach of any of his or her material obligations under any written agreement or covenant with the Company.
2.8    "Change in Control" means (1) a sale of all or substantially all of the Company's assets or (2) a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person; provided however, none of the following shall be considered a Change in Control: (a) a merger effected exclusively for the purpose of changing the domicile of the Company, (b) an equity financing in which the Company is the surviving corporation, or (c) a transaction in which the holders of at least 50% of the shares of voting capital shares of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital shares of the surviving entity) 50% or more of the total voting power represented by the shares of voting capital shares of the Company (or surviving entity) outstanding immediately after such transaction.
2.9    "Code" means the Internal Revenue Code of 1986, as amended from time to time.
2.10    "Committee" means the Compensation Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.
2.11    "Company" means Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda, and any successor thereto as provided in Article 20 herein.
2.12    "Consultant" means an independent contractor who is performing consulting services for one or more entities in the Group and who is not an Employee of any entity in the Group.
2.13    "Director" means a member of the Board or a member of the board of directors of an Affiliate.
2.14    "Disabled" shall be defined in the Award Agreement, or, if not defined in the Award Agreement, Disabled means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least thirty (30) months.
2.15    "Dividend Equivalent Rights" means a right to receive an Award granted under Article 9 herein in cash or Shares based on the value of the dividends or other distributions that are paid with respect to Shares.
2.16    "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.
2.17    "Employee" means any employee of the Group, including any employees who are also Directors and employees who are employees of Affiliates that become such after the Effective Date. Nonemployee Directors and Consultants shall not be considered Employees under this Plan. For purposes of the grant of ISOs under the Plan, an Employee shall be any person who is employed by the Company or a parent or subsidiary corporation (as defined in Code Sections 424(e) and 424(f), respectively).
2.18    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.19    "Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.20    "Fair Market Value". For purposes of determining the "Fair Market Value" of a Share as of the grant date, the following rules shall apply:

(a)If, at that time, the principal market for the Shares is the New York Stock Exchange or another national securities exchange or the Nasdaq Stock Market, then the "Fair Market Value" shall be the closing reported sales price of the Shares on that date on the principal exchange or market on which the Shares are then listed or admitted to trading.
(b)If, at that time, the sale prices are not available or the principal market for the Shares is not the New York Stock Exchange or another national securities exchange and the Shares are not quoted on the Nasdaq Stock Market, then the "Fair Market Value" shall be the mean between the closing bid and asked prices for the Shares on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.
(c)If the day is not a business day, and as a result, subclauses (a) and (b) next above are inapplicable, the Fair Market Value of the Shares shall be determined as of the business day immediately preceding such day.
(d)If, in accordance with rules established by the Committee, a determination of "Fair Market Value" is required as of any date and, as of that date, subclauses (a) and (b) next above are inapplicable for reasons other than those specified in subclause (c) next above, then the "Fair Market Value" as of that date shall be determined by a nationally-recognized independent appraisal or investment banking firm experienced in appraising businesses, or by such other person, Employee or entity in accordance with applicable guidance including Code Section 401(a)(28)(C) as of a date within twelve (12) months before the date of the grant of an Award, as shall be determined by the Committee from time to time or such other method as the Committee may decide in its sole discretion, with such valuation to be performed in accordance with such rules and considerations as are established by the Committee. The Company shall bear the fees and expenses of such valuation.
2.21    "Freestanding SAR" means an SAR that is granted independently of any Options, as described in Article 7 herein.
2.22    "Good Reason" shall be defined in the Award Agreement, or, if not defined in the Award Agreement, Good Reason means a Participant's voluntary separation from service when the following conditions are satisfied: (A) the separation from service occurs no later than six (6) months after the initial existence of one or more of the following conditions that arise without the Participant's consent: (i) a material diminution in the Participant's base compensation, (ii) a material diminution in the Participant's authority, duties or responsibilities, (iii) a material change in the geographical location at which the Participant performs services, or (iv) any other act or failure to act that constitutes a material breach by the Company of any employment agreement and (B) the Participant gives written notice to the Company of the condition described in (A) above within ninety (90) days of its initial existence and the Company fails to cure the condition within thirty (30) days of receipt of the written notice.
2.23    "Group" means the Company, a parent or subsidiary corporation and the Affiliates.
2.24    "Incentive Share Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Share Option intended to meet the requirements of Code Section 422.
2.25    "Named Executive Officer" means a Participant who, during the Company's last completed fiscal year, is the principal executive officer of the Company (or is acting in such capacity), the principal financial officer of the Company (or who is acting in that capacity), or as of the end of the last completed fiscal year is among the next three most highly compensated officers of the Company (other than the principal executive officer and the principal financial officer), or one of the additional individuals for whom compensation disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. Such officer status shall be determined pursuant to the executive compensation disclosure rules under Item 402 of Regulation S-K. For purposes of compliance with Code Section 162(m), applicable officers shall be determined in accordance with the rules for "covered employees" under Code Section 162(m) and applicable guidance.
2.26    "Nonemployee Director" shall have the meaning ascribed to such term in Rule 16b-3 of the Exchange Act.
2.27    "Nonqualified Share Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.
2.28    "Option" means an Incentive Share Option or a Nonqualified Share Option, as described in Article 6 herein.
2.29    "Outside Director" shall have the meaning ascribed to such term under Code Section 162(m)(4) and the regulations promulgated with respect to Code Section 162(m).
2.30    "Participant" means a current or former Employee, Director, Nonemployee Director, Outside Director or Consultant who has outstanding an Award granted under the Plan.
2.31    "Performance-Based Exception" means the performance-based compensation exception from the tax deductibility limitations of Code Section 162 (m).
2.32    "Period of Restriction" means the period during which the transfer of Shares of Restricted Shares is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.
2.33    "Restricted Share" or "Restricted Share" means an Award granted to a Participant pursuant to Article 8 herein.
2.34     "Shares" means the common shares of the Company, par value $0.01 per share.
2.35    "Share Appreciation Right" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.
2.36    "Tandem SAR" means an SAR that is granted in connection with a related Option pursuant to Article 7 herein.
2.37    "Termination of Service" means, if an Employee, termination of employment with all entities in the Group, if a Director (including a Nonemployee Director or Outside Director), termination of service on the Board and the board of directors of any member of the Group, as applicable, and if a Consultant, termination of the consulting relationship with all entities in the Group, subject to the following:
(a)    The Participant's cessation as an Employee or Consultant shall not be deemed to occur by reason of the transfer of the Participant between the Company and a subsidiary of the Company or between two of the Company's subsidiaries.
(b)    The Participant's cessation as an Employee or Consultant shall not be deemed to occur by reason of the Participant's being on a bona fide leave of absence from the Company or a subsidiary of the Company approved by the Company or such subsidiary otherwise receiving the Participant's services.
(c)    If, as a result of a sale or other transaction, the subsidiary of the Company for whom Participant is employed (or to whom the Participant is providing services as a Consultant) ceases to be a subsidiary of the Company (and the entity for whom the Participant is employed or to whom the Participant is providing services is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, an Employee of or Consultant to the Company or an entity that is then a subsidiary of the Company, then the occurrence of such transaction shall be treated as the Participant's Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.
(d)    A Consultant whose services to the Company or a subsidiary of the Company are governed by a written agreement with the Consultant will cease to be a Consultant at the time the term of such written agreement ends (without renewal); and a Consultant whose services to the Company or a subsidiary of the Company are not governed by a written agreement with the Consultant will cease to be a Consultant on the date that is 90 days after the date the Consultant last provides services requested by Company or a subsidiary of the Company (as determined by the Committee).
Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, no Participant shall be considered to have terminated service with the Company for purposes of any Award Agreement or this Plan unless the Participant has incurred a "termination of employment" from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Code Section 409A, as applicable.
ARTICLE 3

ADMINISTRATION
3.1    The Committee. The Plan shall be administered by the Committee. To the extent the Company deems it to be necessary or desirable with respect to any Awards made hereunder (including for an Award to qualify as performance-based compensation under Code Section 162(m) or in connection with Awards granted to Participants who are subject to Section 16 of the Exchange Act), the members of the Committee may include or be limited to Nonemployee Directors or Outside Directors, who shall be appointed from time to time by, and shall serve at the discretion of, the Board.
3.2    Authority of the Committee. Except as limited by applicable law, and subject to the provisions herein, the Committee shall have full power to select the persons who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants; establish, amend, or waive rules and regulations for the Plan's administration as they apply to Participants; adopt any sub-plans subject to the terms of the Plan; and (subject to the provisions of Article 17 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan or as may be required to bring an Award into compliance with applicable law. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan, as the Plan applies to Participants. As permitted by applicable law, the Committee may delegate its authority as identified herein.
3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Affiliates, Participants, and their estates and beneficiaries.

ARTICLE 4

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS
4.1    Number of Shares Available for Grants.
(a)    Subject to further adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares available for grants of Awards to Participants under the Plan shall be 5,000,000. In the event any Award under the Plan is forfeited or if any outstanding Award for any reason expires, is terminated, or cancelled without exercise, the Shares subject to such Award shall again be available for grant or issuance under the Plan. Shares tendered by a Participant to satisfy applicable tax withholding obligations or Exercise Price payments shall not be available for subsequent grant or issuance under the Plan, and notwithstanding that a SAR is settled by the delivery of a net number of Shares, the full number of Shares underlying such SAR shall not be available for subsequent grant or issuance under the Plan.

(b)    Unless the Committee determines that Code Section 162(m) will not apply to an Award, or that an Award should not be designed to comply with the Performance-Based Exception, the following limitations shall apply to grants of Awards under the Plan:

(i)	Options: The maximum aggregate number of Shares with respect to which Options may be granted in any one calendar year to any one Participant shall be 5,000,000.

(ii)	SARS: The maximum aggregate number of Shares with respect to which Share Appreciation Rights may be granted in any one calendar year to any one Participant shall be 5,000,000.

(iii)	Restricted Shares: The maximum aggregate number of Shares of Restricted Share that may be granted in any one calendar year to any one Participant shall be 5,000,000.

(iv)	Dividend Equivalent Rights: The maximum aggregate number of Shares that may be granted pursuant to Dividend Equivalent Rights in any one calendar year to any one Participant shall be 5,000,000.

(v)	Cash Awards: The maximum amount of cash subject to any Cash Awards that may be granted in any one calendar year to any one Participant shall be $5,000,000.
(c)    The maximum aggregate number of Shares with respect to which Incentive Share Options may be granted under the Plan is 5,000,000.
4.2    Nonemployee Director Limits. The maximum aggregate number of Shares with respect to which Awards may be granted in any one fiscal year to any Nonemployee Director under the Plan and under any other equity plan maintained by the Company, taken together with any cash fees paid to such Nonemployee Director during such fiscal year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes).
4.3    Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a Share split or a Share dividend, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of shares or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, an adjustment shall be made in the number and kind of Shares which may be delivered pursuant to Section 4.1, in the number and kind of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in subsections 4.1(b)(i) through 4.1(b)(iv) and 4(c), as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be rounded to the nearest whole number, with one-half (1/2) of a share rounded up to the next higher number.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION
5.1    Eligibility. Persons eligible to participate in this Plan include all Employees, Directors (including Nonemployee Directors and Outside Directors) and Consultants of the Group (provided that the governing body of the members of the Group on the date of grant have adopted the Plan and approved the Award on or prior to the date of grant). However, ISOs may only be granted to Employees of the Company, a parent or subsidiary corporation.
5.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors (including Nonemployee Directors and Outside Directors) and Consultants those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6

OPTIONS
6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number (subject to Article 4 herein), and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided, however, that ISOs may be granted only to Employees of the Company, a parent or subsidiary corporation.
6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.
6.3    Exercise Price. The Exercise Price for each grant of an Option under this Plan shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; provided, however, that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of grant (110% in the case of the grant of an ISO to a 10% Owner).
6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no ISO shall be exercised later than ten years from the date the Option is granted (or five years from that date in the case of an ISO granted to a 10% Owner).
6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. To the extent that the aggregate Fair Market Value of Shares subject to ISOs that become exercisable by a Participant for the first time during any calendar year (under all plans of the Company or any parent or subsidiary) exceeds $100,000, these Options, to the extent of the Shares in excess of this amount, shall be NQSOs. The ISOs shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an ISO shall be determined as of the date of the grant of such Option.
6.6    Payment.
(e)Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.
(f)The Exercise Price of any Option shall be payable to the Company in full (i) in cash or its equivalent, (ii) if permitted by the Committee, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (iii) if permitted by the Committee, by the Company's retention of Shares otherwise to be delivered on exercise of an Option, or (iv) by a combination of (i), (ii), and/or (iii).
(g)If the Company's shares are publicly traded, an Option may be exercised by means of a cashless exercise with the assistance of a broker or by any other means permitted by the Committee in accordance with such terms and conditions as the Committee, in its sole discretion, shall determine to be consistent with the Plan's purpose and applicable law.
(h)Subject to any governing rules or regulations, and withholding obligations set forth in Article 18 herein, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, either individually or jointly, Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).
6.7    Nontransferability of Options.

(a)    Incentive Share Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; however a Participant may designate a beneficiary on the Participant's death on a form provided by the Committee. Further, during the lifetime of a Participant, all ISOs granted to such Participant under the Plan shall be exercisable only by such Participant.
(b)    Nonqualified Share Options. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, however a Participant may designate a beneficiary on the Participant's death on a form provided by the Committee. Further, except as otherwise provided in a Participant's Award Agreement, during the lifetime of a Participant, all NQSOs granted to such Participant under the Plan shall be exercisable only by such Participant. An Award agreement may provide that NQSO may be transferred by gift or domestic relations order to members of the Participant's immediate family, a controlling trust or foundation, in accordance with applicable law.

ARTICLE 7

SHARE APPRECIATION RIGHTS
7.1    Grant of SARS.
(a)    Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.
(b)    The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.
(c)    The exercise price of a Freestanding SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the SAR. The exercise price of Tandem SARs shall equal the Exercise Price of the related Option.
7.2    Exercise of Tandem SARS.
(a)    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.
(b)    Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.
7.3    Exercise of Freestanding SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.
7.4    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.
7.5    Term of SARS. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years from the date the SAR is granted.

7.6    Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)    the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by
(b)    the number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
7.7    Nontransferability of SARS. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, however a Participant may designate a beneficiary on the Participant's death on a form provided by the Committee. Further, except as otherwise provided in a Participant's Award Agreement, during the lifetime of a Participant, all SARs granted to such Participant under the Plan shall be exercisable only by such Participant.

ARTICLE 8

RESTRICTED SHARES
8.1    Grant of Restricted Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to Participants in such amounts as the Committee shall determine.
8.2    Restricted Shares Agreement. Each Restricted Share grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Shares granted, and such other provisions as the Committee shall determine.
8.3    Transferability. Except as provided in this Article 8, the Shares of Restricted Shares granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement; however, a Participant may designate a beneficiary on the Participant's death on a form provided by the Committee. During the lifetime of a Participant, all rights with respect to the Restricted Shares granted to such Participant under the Plan shall be available only to such Participant.
8.4    Restrictions.
(a)    Subject to the terms hereof, the Committee shall impose such conditions and/or restrictions on any Shares of Restricted Shares granted pursuant to the Plan as it may deem advisable and as are set forth in the Award Agreement including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Shares, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.
(b)    The Company shall retain the certificates, if any, representing Shares of Restricted Shares in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied. The Company shall issue the Shares of Restricted Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant, with legends, or notations, as applicable, referring to the terms, conditions and restrictions applicable to the Award. The Participant agrees that any certificate issued for Restricted Shares prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

This certificate and the common shares represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the "Restrictions"), contained in the Triton International Limited 2016 Equity Incentive Plan, as may be amended from time to time, and an agreement entered into between the registered owner and the Company. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.
Upon the lapse of restrictions relating to any Restricted Shares, the Company shall, as applicable, either remove the notations on any such Restricted Shares issued in book-entry form or deliver to the Participant or the Grantee's personal representative a Share certificate representing a number of Shares of Common Shares, free of the restrictive legend, equal to the number of Shares of Restricted Shares with respect to which such restrictions have lapsed. If certificates representing such Restricted Shares shall have theretofore been delivered to the Participant, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended Shares of Common Shares.
(c)    Except as otherwise provided in this Article 8, Restricted Shares covered by each Restricted Share grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.
8.5    Voting Rights. During the Period of Restriction, subject to any limitations imposed under the By-laws of the Company, Participants holding Restricted Shares granted hereunder may exercise full voting rights with respect to those Shares.

ARTICLE 9

DIVIDEND EQUIVALENT RIGHTS
9.1    Grant of Dividend Equivalent Rights. Subject to the terms and provisions of the Plan, the Committee may grant Dividend Equivalent Rights to Participants in such amounts and upon such terms and conditions as the Committee shall determine.
9.2    Dividend Equivalent Rights Agreement. Each grant of Dividend Equivalent Rights shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction (if applicable), the amount of Dividend Equivalent Rights granted, and such other provisions as the Committee shall determine. Dividend Equivalent Rights may be granted either alone or in tandem with another Award and the Award Agreement may provide that the Dividend Equivalent Rights may be paid at the same time, or within 30 days of the time, dividends are paid on actual Shares to shareholders. Without limiting the generality of the preceding sentence, if an Award granted to a Named Executive Officer is designed to comply with the requirements of the Performance- Based Exception, the Committee may apply any terms and conditions it deems appropriate to the payment of Dividend Equivalent Rights such that the Dividend Equivalent Rights and/or the other Award maintain eligibility for the Performance-Based Exception.
9.3    Transferability. Except as provided in this Article 9, the Dividend Equivalent Rights granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement, other than by will or by the laws of descent and distribution; however, a Participant may designate a beneficiary on the Participant's death on a form provided by the Committee. During the lifetime of the Participant, all rights with respect to the Dividend Equivalent Rights granted to such Participant under the Plan shall only be available to such Participant.

ARTICLE 10
CASH AWARDS
The Committee may grant awards that are payable solely in cash, as deemed by the Committee to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. Subject to the terms hereof, the Committee may impose such conditions and/or restrictions on any Cash Awards granted pursuant to the Plan as it may deem advisable.
ARTICLE 11

TERMINATION OF SERVICE
Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise Options and SARs, and receive unvested Shares of Restricted Shares or other Awards following Termination of Service with the Group. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination of Service. Notwithstanding the above, different provisions may be agreed to on and after the date of Termination of Service by the Committee and the Participant.

ARTICLE 12

RESTRICTIONS ON SHARES
All Shares acquired pursuant to Awards granted hereunder, and Participants' right to exercise Options and SARS and/or receive Shares upon exercise or vesting of an Award, shall be subject to all applicable restrictions contained in the Company's By-laws, shareholders agreement or insider trading policy, and any other restrictions imposed by the Committee, including, without limitation, restrictions under applicable securities laws, under the requirements of any Stock exchange or market upon which such Shares are then listed and/or traded, and restrictions under any blue sky or state securities laws applicable to such Shares. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or Stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or Stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or Stock exchange listing requirement).

ARTICLE 13

PERFORMANCE MEASURES
If Awards under the Plan are subject to Code Section 162(m) and the Committee determines that such Awards should be designed to comply with the Performance-Based Exception, the performance measure(s), the attainment of which determine the degree of payout and/or vesting, to be used for purposes of such Awards shall be chosen from among one or more of the following criteria: (i) earnings per share (basic or diluted), (ii) economic value added, (iii) market share (actual or targeted growth), (iv) net income (before or after taxes), (v) operating income or profit, (vi) return on assets (actual or targeted growth), (vii) return on capital (actual or targeted growth), (viii) return on equity (actual or targeted growth), (ix) return on investment (actual or targeted growth), (x) gross or net underwriting results, (xi) revenue (actual or targeted growth), (xii) share price, (xiii) share price growth, (xiv) total shareholder return, (xv) operating margin or profit margin; (xvi) operating expenses; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xix) implementation or completion of critical projects or processes; (xx) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xxi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xxii) any combination of, or a specified increase in, any of the foregoing; or (xxiii) such other performance measures as are approved by the Committee and the Company's shareholders. Where applicable, the performance measures may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any of its Affiliates, or a division or strategic business unit of the Company or any of its Affiliates, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee.
The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals to the extent permitted by Code Section 162(m) to the extent applicable (including in recognition of unusual or non-recurring events affecting the Company or any of its Affiliates or the financial statements of the Company or any of its Affiliates, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles); provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Named Executive Officers, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).
In the event that applicable tax laws change to permit the Committee to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, if the Committee determines that it is advisable to grant Awards that do not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements thereof.

ARTICLE 14

BENEFICIARY DESIGNATION
Subject to the terms and conditions of the Plan and applicable Award Agreement, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing during the Participant's lifetime with the party chosen by the Company, from time to time, to administer the Plan. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 15

RIGHTS OF PARTICIPANTS
15.1    Continued Service. Nothing in the Plan shall:
(a)    interfere with or limit in any way the right of the Company, or member of the Group, to terminate any Participant's employment, service as a Director (including a Nonemployee Director or Outside Director), or service as a Consultant at any time, or
(b)    confer upon any Participant any right to continue in the service of any member of the Group as an Employee, Director (including a Nonemployee Director or Outside Director) or Consultant.
15.2    Participation. Participation is determined by the Committee. No person shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 16

CHANGE IN CONTROL
16.1    Treatment of Outstanding Awards. Unless otherwise determined by the Committee and evidenced in an Award Agreement, in the event that (A) a Change in Control occurs and (B) the Participant's employment or service is terminated by the Company and its Affiliates (or any successor thereof) without Cause or by the Participant for Good Reason on or after the effective date of the Change in Control, but prior to the second anniversary of the Change in Control, then:
(a)    any and all Options and SARs granted hereunder shall become immediately exercisable; and
(b)    any restriction periods and restrictions imposed on Restricted Shares or any other Awards shall lapse and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved.
16.2    Termination, Amendment and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 16 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, that the Board, upon recommendation of the Committee, may terminate, amend, or modify this Article 16 at any time and from time to time prior to the date of a Change in Control.

ARTICLE 17

AMENDMENT, MODIFICATION AND TERMINATION
17.1    Amendment, Modification and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan or any Award hereunder in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with any applicable tax or securities or the rules of any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon; provided further that no such shall alteration, amendment, suspension or termination shall adversely affect any Award hereunder without the consent of the Participant to whom such Award shall have been made. Notwithstanding the foregoing (and without the consent of any Participant), the Board may amend the Plan as it determines appropriate to conform to the requirements of Code Sections 409A and 457A and applicable guidance of general applicability issued thereunder.
17.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, as the Committee determines appropriate in its discretion whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements, if applicable, of Code Section 162(m), as amended from time to time or cause the Plan to fail to conform to Code Section 409A or 457A.
17.3    Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan to Named Executive Officers, or to Participants who will likely become Named Executive Officers at the time of vesting or payment, shall be awarded and administered to comply with the requirements of Code Section 162(m), unless the Committee determines that such compliance is not desired. In addition, if changes are made to Code Section 162(m) or the regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 17, make any adjustments it deems appropriate.

ARTICLE 18

WITHHOLDING
18.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any taxes required by applicable law or regulation to be withheld with respect to any taxable event arising as a result of this Plan (including the grant, vesting, exercise or sale of any Award as applicable).
18.2    Share Withholding. Participants may elect to satisfy all or part of such withholding requirement in cash, in Shares by the Participant's surrender of previously acquired Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction (or such other amount as may be permitted by applicable law and accounting standards). All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 19

INDEMNIFICATION
Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company's best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 20

SUCCESSORS
All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
ARTICLE 21

LEGAL CONSTRUCTION
21.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
21.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
21.3    Requirements of Law. (a) The granting of Awards and the issuance of Shares under the Plan shall be subject to, and may be made contingent upon satisfaction of, all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required; (b) for Participants subject to Section 16 of the Exchange Act, the Plan is intended to satisfy the provisions of Rule 16b-3, all transactions involving Participants who are subject to Section 16(b) of the Exchange Act are subject to the provisions of Rule 16b-3, and any provision of the Plan that conflicts with Rule 16b-3 shall not apply to the extent of the conflict; (c) if any provision of the Plan, any Award or Award Agreement conflicts with the requirements of Code Section 162(m) or 422 for Awards subject to these requirements, then that provision shall not apply to the extent of the conflict; (d) notwithstanding any other provision of the Plan, all Awards under the Plan are intended to be exempt from Code Section 409A or comply with the requirements thereunder, as determined by the Committee in its exclusive discretion, including without limitation the six month delay for payments of deferred compensation to "key employees" upon separation from service pursuant to Code Section 409A(a)(2)(B)(i), if applicable, and each Award Agreement and this Plan shall be interpreted, administered and operated accordingly. To the extent that any provision in any Award Agreement or this Plan is ambiguous as to its compliance with Code Section 409A or 457A, the provision shall be interpreted in a manner so that no payment due to any Participant shall be deemed subject to an "additional tax" within the meaning of Code Section 409A(a)(1)(B). For purposes of Code Section 409A, each payment made under any Award Agreement or this Plan shall be treated as a separate payment. In no event may any Participant, directly or indirectly, designate the calendar year of any payment under any Award Agreement or this Plan. The Company does not guarantee the tax treatment of any payments under any Award Agreement or this Plan, including without limitation under the Code, federal, state, local or foreign tax laws and regulations.
21.4    Notice. Any written notice that may be required to be provided pursuant to the terms of the Plan or any Award Agreement shall be provided (i) to the Participant at the Participant's home mailing address last known by the Company or (ii) to the Company Vice President, General Counsel and Secretary at 100 Manhattanville Road, Purchase, New York 10577-2135.
21.5    Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York, USA.